JACKSONVILLE BANCORP, INC. ANNOUNCES MERGER AGREEMENT
WITH HERITAGE BANCSHARES, INC.

JACKSONVILLE, FLA., January 28, 2008/PRNewswire-First Call/--Jacksonville Bancorp, Inc. (NASDAQ: JAXB) (“JAXB”), holding company for The Jacksonville Bank, today announced the signing of a definitive merger agreement providing for the acquisition of privately held Heritage Bancshares, Inc. (“Heritage”) with and into JAXB; and Heritage subsidiary, Heritage Bank of North Florida, will be merged with and into JAXB subsidiary, The Jacksonville Bank. The transaction has been approved by the Boards of Directors of each company. The acquisition is subject to regulatory approval, Heritage shareholders' approval, and certain other conditions. JAXB expects to close the transaction in late second or early third quarter of 2008.

Gilbert J. Pomar, III, President and CEO of JAXB, announced the agreement. "We are excited by this opportunity to partner with an organization that shares our commitment to excellent customer service and community involvement. The combination of our two companies will position us to be the largest community bank in the greater Jacksonville area. Heritage Bank has developed an excellent base of commercial banking relationships in two distinct markets which are a natural extension of our footprint and growth strategy.”

At December 31, 2007, Heritage had total assets of approximately $165 million and shareholders' equity of approximately $14 million. Founded in 1986, it serves its customer base through two offices located in Orange Park and Ponte Vedra Beach, Florida. At December 31, 2007, JAXB had approximately $392 million in assets and shareholders' equity of $26.6 million.

“Upon completion of the merger, JAXB will reach nearly $600 million in assets. The combined companies will provide additional opportunity to aggressively grow our company in the Northeast Florida market. Heritage’s management and employees will be a great addition to our team," Pomar stated.

Under the terms of the agreement, Heritage shareholders may elect to receive either 0.6175 shares of JAXB common stock, $17.29 per share in cash, or a combination of stock and cash. The proposed consideration will consist of approximately 738,000 shares in JAXB common stock and $8.8 million in cash, reflecting a mix of consideration of 70% stock and 30% cash. Based upon the projected expense savings and growth of both companies, JAXB management expects that the acquisition of Heritage will be accretive to earnings per share in the first year after closing.

Robert J. Head, Jr., Chairman of Heritage, stated, “We are delighted at the prospect of joining forces with The Jacksonville Bank. It is a very well run, growth-oriented banking institution dedicated to being the best community bank in Northeast Florida, and the merger will result in enhanced value for Heritage Bank shareholders.”

Randolph L. “Randy” Knepper, President and CEO of Heritage, stated, “I look forward to our customers, shareholders and employees being better served by JAXB as we combine two excellent teams of banking professionals.” Knepper further stated, “I could not be prouder of the heritage our banking team has established over the past decades and look forward to a bright future as we combine efforts to provide excellent products and services for greater Jacksonville. We are fortunate to live in Northeast Florida where great horizons are ahead despite the woes of our national economy.”

The foregoing may be deemed to be offering materials of JAXB in connection with JAXB’s proposed acquisition of Heritage, on the terms and subject to the conditions in the Agreement and Plan of Merger dated January 28, 2008, between JAXB and Heritage. This disclosure is being made in connection with Regulation of Takeovers and Security Holder Communications (Release Nos. 33-7760 and 34-42055) adopted by the Securities and Exchange Commission. Heritage shareholders and other investors are urged to read the Proxy Statement/Prospectus that will be included in the Registration Statement on Form S-4, which JAXB will file with the Securities and Exchange Commission in connection with the proposed merger because it will contain important information about JAXB, Heritage, the merger, the solicitation of proxies in the merger, and related matters.

After it is filed with the SEC, the Proxy Statement/Prospectus will be available for free both on the Securities and Exchange Commission website (http://www.sec.gov) and from JAXB as follows:

Chief Financial Officer
Jacksonville Bancorp, Inc.
100 North Laura Street, Suite 1000
Jacksonville, Florida 32202
                      (904) 421-3051

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This press release contains forward-looking statements as defined by federal securities laws. Statements contained in this press release which are not historical facts are forward-looking statements. Such statements include the parties' expected closing date of this transaction, which is subject to certain conditions, including regulatory approvals which may take longer than expected. The statements regarding the parties’ expectations for the proposed transaction's impact on JAXB's future earnings and earnings per share are also forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (1) revenues following the proposed transaction are lower than expected; (2) competitive pressure among depository institutions increases significantly; (3) changes in the interest rate environment reduce interest margins; (4) general economic conditions are less favorable than expected; (5) expected cost savings from the proposed transaction cannot be fully realized or realized within the expected time frame; (6) costs or difficulties related to the integration of JAXB and Heritage are greater than expected; or (7) legislation or regulatory changes adversely affect the business in which the combined company would be engaged. JAXB and Heritage undertake no obligation to update these statements following the date of this press release. In addition, JAXB and Heritage, through their senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of such senior management based upon current information and involve a number of risks and uncertainties. Certain factors which could affect the accuracy of such forward-looking statements are identified in the public filings made by JAXB with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of JAXB and Heritage or their senior management should be considered in light of those factors. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

Contact:
Gilbert J. Pomar, III
Jacksonville Bancorp, Inc.
President and Chief Executive Officer
               (904) 421-3048
Valerie A. Kendall
Jacksonville Bancorp, Inc.
Executive Vice President and Chief Financial Officer
               (904) 421-3051